Exhibit 5.1

[Letterhead of Burns & Levinson LLP]

August 10, 2021

Board of Directors
EyeGate Pharmaceuticals, Inc. 271 Waverley Oaks Road, Suite 108 Waltham, MA 02452 Ladies and Gentlemen:

We have acted as counsel to EyeGate Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of up to 4,668,844 shares of the Company’s common stock, $0.01 par value (the “Shares”) pursuant to the Purchase Agreement described below, pursuant to the registration statement on Form S-3 (Registration No. 333-231204), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), as declared effective by the Commission on May 13, 2019 (the registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”), together with the exhibits to the Registration Statement and the documents incorporated by reference therein and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”).

The Shares are to be sold pursuant to a Securities Purchase Agreement, dated as of August 9, 2021, by and between the Company and the purchasers identified therein (the “Purchase Agreement”), a copy of which has been filed as an exhibit to the Company's Current Report on Form 8-K filed on August 10, 2021.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, the Purchase Agreement and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

EyeGate Pharmaceuticals, Inc.

August 10, 2021

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporate Laws of the State of Delaware and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or foreign jurisdiction.

We hereby consent to the use of our name wherever it appears in the Registration Statement and the Prospectus, and in any amendment or supplement thereto, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Burns & Levinson LLP

Burns & Levinson LLP